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                            HOTCHKIS AND WILEY FUNDS

                             SELLING GROUP AGREEMENT

                                  STEPHENS INC.
                          111 Center Street, 14th Floor
                           Little Rock, Arkansas 72201


Ladies and Gentlemen:

        We are the exclusive distributor of the shares of capital stock of the several portfolios (each, a "Fund" and collectively, the "Funds") of Hotchkis and Wiley Funds (the "Company"), a Delaware business trust, pursuant to the terms of a Distribution Agreement between us and the Company. The Company is an open-end management investment company registered under the Investment Company Act of 1940 ("the Act"), as amended, and the shares being offered to the public are registered under the Securities Act of 1933 ("1933 Act"), as amended. We invite you to participate in the distribution of the shares of beneficial interest of certain of the Funds (as identified to you on Schedule 1, as such Schedule may be revised from time to time) ("Shares") on the following terms:

   1. You represent and warrant that you are either (a) a registered broker or dealer pursuant to the Securities Exchange Act of 1934 ("1934 Act"), and a member of the National Association of Securities Dealers, Inc. (the "NASD"), and that you will maintain such registration and membership and abide by the Conduct Rules, the Constitution and By-Laws of the NASD and all other rules and regulations that are now or may become applicable to you and your activities hereunder; or (b) a bank exempt from registration as a broker-dealer under the federal securities laws, and that you will conduct your activities hereunder and otherwise in a manner so as to remain exempt from such registration and in compliance with the provisions of the Glass-Steagall Act and all other rules and regulations that are now or may become applicable to you and your activities hereunder. You agree that you will immediately advise us in the event of your expulsion or suspension from the NASD.

   2. You represent and warrant that you are registered or qualified to act as a broker or dealer (or are exempt from being required to register or qualify as such) in the states or other jurisdictions where you transact business. You agree that you will maintain such registrations or qualifications in full force and effect throughout the term of this Agreement (and if an exemption becomes no longer available, to immediately so qualify or register). You agree to comply with all applicable federal, state and local laws, including, without limiting the generality of the foregoing, the 1933 Act, the 1934 Act and the 1940 Act, and all applicable rules or regulations thereunder. You agree to offer and sell Shares only in the states and other jurisdictions in which we have indicated that such offers and sales can be made and in which you are qualified to so act. You further agree not to offer or sell Shares outside the several states, territories and possessions of the United States.

   3. You represent and warrant that you are a financial institution subject to the International Money Laundering and Anti-Terrorist Financing Act of 2001, enacted as part of the USA PATRIOT Act, [HR 3162, Pub. L. No. 107-56 (2001)] (the "PATRIOT Act"). You certify that you (i) have established policies and procedures designed to prevent and detect money laundering, including processes to meet the anti-money laundering requirement of the PATRIOT Act and the rules and regulations promulgated thereunder; (ii) have identified, and will continue to identify, the customers for whom you act and the sources of funds for all customers for whom you act and will retain all documentation necessary to identify those customers and their sources of funds; (iii) do not believe, and have no reason to believe, that any of the customers for whom you act are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which you do business; and
        (iv) will notify us in the event you have reason to believe that any of the customers for whom you act are engaged in money laundering activities or are associated with any terrorist

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        or other individuals, entities or organizations sanctioned by the United
        States or the jurisdictions in which you do business.

   4. You agree to offer and sell Shares of the Funds to your customers only at the applicable public offering price then in effect as described in the respective Fund's then currently effective prospectus, including any supplements or amendments thereto (each, a "Prospectus"). You may establish and charge reasonable service fees to your customers for processing exchange or redemption orders for Shares, provided you provide written disclosure of the fees to your customers.

   5. Purchase orders for Shares ("Purchase Orders") received from you and accepted by us will be executed at the applicable public offering price next determined after our receipt and acceptance of such Purchase Order, in accordance with the Prospectuses. All Purchase Orders must meet the applicable minimum initial and subsequent investment requirements as described and set forth in the Prospectuses. You agree to date and time stamp all orders received by you and to promptly forward all Purchase Orders to us or the Company's Transfer Agent in time for processing at the public offering price next determined after receipt by you. You agree that you will not withhold Purchase Orders or purchase Shares in anticipation of receiving Purchase Orders from customers. The procedures applicable to the handling of Purchase Orders shall be subject to such instructions as may be issued by us or the Company's Transfer Agent from time to time.

   6. All Purchase Orders are subject to acceptance by us and confirmation by the Company or its Transfer Agent. We reserve the right in our sole discretion to reject any Purchase Order, including contingent or conditional Purchase Orders, in whole or in part. We also reserve the right in our discretion without notice to you to suspend sales or withdraw the offering of Shares, in whole or in part, or to cancel this Agreement.

   7. You agree to purchase Shares only through us or from your customers. Purchases through us shall be made only for the purpose of covering Purchase Orders already received from your customers or for your bona fide investment. Purchases from your customers, if any, shall be at a price that is not less than the applicable net asset value quoted by the Company at the time of such purchase as determined in the manner set forth in the Prospectuses. All transactions in Shares shall be subject to the terms and provisions set forth in the Prospectuses.

   8.   Shares purchased hereunder will not be issued in certificated form.

   9. If a customer's account with a Fund is established without the customer signing an Account Application, you represent that the instructions relating to the registration and shareholder options selected (whether on the Account Application, in some other document or orally) are in accordance with the customer's instructions, and you shall be responsible to the Company, its Transfer Agent and us for any losses, claims, damages or expenses resulting from acting upon such instructions.

   10. If payment for Shares purchased hereunder is not received or made within the applicable time period specified in the governing Prospectus, or if you cancel any order at any time after our acceptance of the Purchase Order, we reserve the right to cancel the sale (or, at our option, to redeem the Shares), in which case you shall be responsible to the Company, its Transfer Agent and us for any losses, claims, damages or expenses resulting from your failure to make payment or cancellation as aforesaid.

   11. You have no authority whatsoever to act as agent for, partner of or participant in a joint venture with the Company or us or any other member of the Selling Group, and nothing in this Agreement shall constitute either of us the agent of the other or shall constitute you or the Company the agent of each other. In all transactions in the Shares, you are acting as principal or as agent for your customer and we are acting as agent for the Company and not as principal. We are not responsible for the issuance, form, validity, enforceability or value of the Company's Shares.

   12. No person is authorized to act for us or to make any representations concerning the Company or its Shares except those contained in the Prospectuses and the Statements of Additional

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        Information, and in sales literature issued by us supplemental to the
        Prospectuses and Statements of Additional Information ("Sales Literature"). In purchasing Shares through us, you shall rely solely upon the representations contained in the Prospectuses, the Statements of Additional Information and the Sales Literature. We will furnish you, upon request, with a reasonable quantity of copies of the Prospectuses, Statements of Additional Information, Sales Literature and amendments and supplements thereto. You agree that if and when we supply you with copies of any supplements to any Prospectus, you will affix copies of such supplements to all such Prospectuses in your possession, that thereafter you will distribute such Prospectuses only with such supplements affixed, and that you will present Purchase Orders only from persons who have received Prospectuses with such supplements affixed. You agree not to use Sales Literature in connection with the solicitation of Purchase Orders unless accompanied or preceded by the relevant Prospectus.

   13. As compensation for distribution-related or account maintenance services performed by you in connection with the distribution of Shares of any of the Funds which have distribution plans in effect under Rule 12b-1 under the 1940 Act that provide for compensation for distribution-related or account maintenance services, you may receive a periodic fee based upon a percentage of the average daily net asset value of Shares of the respective Funds attributable to you, in accordance with the applicable Distribution Plans as disclosed in the governing Prospectus.

   14. You agree to indemnify the Company, its Transfer Agent and us for any losses, claims, damages or expenses arising out of or in connection with any wrongful act or omission by you, your representatives, agents or sub-agents not in accordance with this Agreement, provided that such losses, claims, damages or expenses were not caused by the indemnitees' willful misfeasance, bad faith or gross negligence.

   15. You agree to comply with Regulation S-P of the Securities and Exchange Commission promulgated under section 504 of the Gramm-Leach-Bliley Act and will not disclose nonpublic personal information about a consumer you receive from us to non-affiliated third parties except pursuant to Subpart C, "Exceptions to the Regulation", or as otherwise provided by law.

   16. This Agreement shall become effective upon receipt by us of a signed copy hereof, and shall cancel and supersede any and all prior Selling Group Agreements or similar agreements or contracts between us relating to the distribution of the Shares. Any amendments to this Agreement shall be deemed accepted by you, and will take effect with respect to, and on the date of, any orders placed by you after the date set forth in any notice of amendment sent by us to you. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

   17. This Agreement may be terminated upon written notice by either party at any time, and shall automatically terminate upon its attempted assignment by you, whether by operation of law or otherwise, or by us otherwise than by operation of law. We reserve the right to cancel this Agreement at any time without notice if any Shares are offered for sale by you at less than the applicable public offering price as set forth in the Prospectuses.

   18. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of Shares made in the Prospectuses, and to the NASD's Conduct Rules, which shall control and override any provision to the contrary in this Agreement.

   19. All communications to us shall be sent to us by confirmed telefacsimile at 501-377-2327 or by mail at 111 Center Street, 14th Floor, Little Rock, Arkansas 72201. Any notice to you shall be duly given if sent by mail or by confirmed telefacsimile to you at your address as set forth on the signature page hereof. Any party that changes its address shall promptly notify the other party in accordance with the terms of this paragraph.

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                                          STEPHENS INC.


                                          By:
                                                   ---------------------------

                                          Name:
                                                   ---------------------------

                                          Title:
                                                   ---------------------------


     The undersigned, on behalf of the below-named institution, accepts this invitation to become a member of the Selling Group and agrees to abide by the foregoing terms and conditions.

Name of Institution:
                        -----------------------------------

Dated:
                        -----------------------------------

Address:
                        -----------------------------------

Telephone:
                        -----------------------------------

Telefacsimile:
                        -----------------------------------


By:                                       By:
        ---------------------------               --------------------------
        (Authorized Signature)                    (Authorized Signature)

Name:                                     Name:
        ---------------------------               --------------------------

Title:                                    Title:
        ---------------------------               --------------------------

     Please execute this Agreement in duplicate and return both copies to Stephens Inc.

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                            HOTCHKIS AND WILEY FUNDS

                             SELLING GROUP AGREEMENT

                                   SCHEDULE 1

                    FUND NAME                            CUSIP NUMBER           TICKER            12b-1 FEES
                    ---------                            ------------           ------            ----------
Hotchkis and Wiley Large Cap Value Fund Class A            44134R107             HWLAX               0.25%
Hotchkis and Wiley Large Cap Value Fund Class B            44134R602             HWLBX               1.00%
Hotchkis and Wiley Large Cap Value Fund Class C            44134R701             HWLCX               1.00%
Hotchkis and Wiley Large Cap Value Fund Class R            44134R784              TBD                0.50%

Hotchkis and Wiley Mid-Cap Value Fund Class A              44134R206             HWMAX               0.25%
Hotchkis and Wiley Mid-Cap Value Fund Class B              44134R883             HWMBX               1.00%
Hotchkis and Wiley Mid-Cap Value Fund Class C              44134R875             HWMCX               1.00%
Hotchkis and Wiley Mid-Cap Value Fund Class R              44134R776              TBD                0.50%

Hotchkis and Wiley Small Cap Value Fund Class A            44134R305             HWSAX               0.25%
Hotchkis and Wiley Small Cap Value Fund Class B            44134R859             HWSBX               1.00%
Hotchkis and Wiley Small Cap Value Fund Class C            44134R842             HWSCX               1.00%

Hotchkis and Wiley All Cap Value Fund Class A              44134R792             HWAAX               0.25%
Hotchkis and Wiley All Cap Value Fund Class C              44134R826              TBD                1.00%

TBD   To be determined

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